EXHIBIT 99.1


            Clear Channel Outdoor Reports Third Quarter 2006 Results



    SAN ANTONIO--(BUSINESS WIRE)--Oct. 30, 2006--Clear Channel Outdoor Holdings, Inc. (NYSE:CCO) today reported results for its third quarter ended September 30, 2006.

    The Company reported revenues of $720.3 million in the third quarter of 2006, an 8% increase over the $668.0 million reported for the third quarter of 2005. Included in the Company's revenue is a $14.4 million increase due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, revenue growth would have been 6%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release. Clear Channel Outdoor's expenses increased 4% to $502.3 million during the third quarter of 2006 compared to 2005. Included in the Company's 2006 expenses is approximately $1.5 million of share-based payments and a $12.1 million increase due to movements in foreign exchange.

    Clear Channel Outdoor's income and diluted earnings per share were $31.8 million and $0.09, respectively, during the third quarter of 2006. This compares to income of $9.5 million or $0.03 per diluted share in the third quarter of 2005.

    The Company's OIBDAN (defined as Operating Income before
Depreciation & amortization, Non-cash compensation expense and Gain
(loss) on disposition of assets - net) was $204.4 million in the third quarter of 2006, an 18% increase from the third quarter of 2005. See reconciliation of OIBDAN to net income at the end of this press release.

    "Our third quarter performance continues the trend of consistently strong revenues and profits," commented Mark Mays, Chief Executive Officer of Clear Channel Outdoor. "We continue to leverage the prime positioning of our global outdoor asset base to attract new advertisers and grow our revenues. We believe we have a global strategy in place that will sustain our growth over the long term, and we remain committed to aggressively pursuing new technologies that will solidify our leadership position and drive meaningful value for our shareholders."

    Paul J. Meyer, Global President and Chief Operating Officer, commented, "We are particularly pleased with another quarter of strong top line and OIBDAN growth in our business in the Americas, and that momentum is continuing into the fourth quarter. We expect improved performance in the fourth quarter from our international markets, and we are in the process of implementing a new regional management system that will enhance our ability to achieve greater operational efficiencies in our European businesses going forward."



Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division
----------------------------------------------------------------------

(In thousands)                             Three Months Ended     %
                                              September 30,     Change
                                          ---------------------
                                             2006       2005
                                          ---------- ----------
Revenue
-----------------------------------------
 Americas                                  $356,384   $317,705   12%
 International                              363,870    350,298    4%
                                          ---------- ----------
Consolidated revenue                       $720,254   $668,003    8%
                                          ========== ==========
Direct Operating and SG&A Expenses by
 Division
-----------------------------------------
 Americas                                  $185,497   $167,808
 Less: Non-cash compensation expense         (1,173)      (222)
                                          ---------- ----------
                                            184,324    167,586   10%

 International                              316,760    315,042
 Less: Non-cash compensation expense           (328)      (112)
                                          ---------- ----------
                                            316,432    314,930    0%

 Plus: Non-cash compensation expense          1,501        334
                                          ---------- ----------
Consolidated divisional operating
 expenses                                  $502,257   $482,850    4%
                                          ========== ==========


    The Company's 2006 revenue and direct operating and SG&A expenses increased approximately $14.4 million and $12.1 million, respectively, from foreign exchange movements during the third quarter of 2006 as compared to the third quarter of 2005.



(In thousands)                            Three Months Ended      %
                                             September 30,     Change
                                         ---------------------
OIBDAN                                      2006       2005
---------------------------------------- ---------- ----------
 Americas                                 $172,060   $150,119    15%
 International                              47,438     35,368    34%
 Corporate                                 (15,103)   (12,999)
                                         ---------- ----------
Consolidated OIBDAN                       $204,395   $172,488    18%
                                         ========== ==========


    See reconciliation of OIBDAN to net income at the end of this press release.

    Americas

    The Company's Americas revenue increased 12% during the third quarter of 2006 as compared to the third quarter of 2005 primarily attributable to bulletin and airport revenues. The increase in bulletin revenue was driven by an increase in rates. The increase in airport revenues was attributable to increased occupancy and rates as well as the acquisition of Interspace Airport Advertising ("Interspace") in the current quarter, which contributed $14.6 million to revenue growth over the third quarter of 2005. Strong revenue growth for the quarter was achieved across a broad spectrum of markets including Boston, Cleveland, Dallas, Minneapolis, Orlando, Sacramento, San Antonio and Tucson. Top advertising client categories during the quarter included autos, business and consumer services, entertainment, insurance and retail.

    Direct operating and SG&A expenses increased $17.7 million in the third quarter of 2006 over the third quarter of 2005. The increase was driven by increased site lease and commission expenses associated with the increase in revenue. Interspace contributed $9.0 million to direct operating and SG&A expenses in the third quarter of 2006. Non-cash compensation expense increased $1.2 million related to the adoption of FAS 123R.

    International Outdoor

    Revenues from the Company's international outdoor operations increased 4% in the third quarter of 2006 as compared to the third quarter of 2005 primarily from movements in foreign exchange. Excluding the effects of foreign exchange, the Company's international outdoor revenue was flat over the third quarter of 2005 primarily as a result of growth in street furniture revenues offset by declines in billboard revenues in France and the United Kingdom. Top advertising client categories during the quarter included autos, business and consumer services, entertainment, insurance and retail.

    Direct operating and SG&A expenses increased 1% over the third quarter of 2005 primarily from increases due to movements in foreign exchange and an increase in fixed rent associated with guarantees on new contracts. Included in direct operating and SG&A expenses in the third quarter of 2005 is approximately $26.6 million related to restructuring the Company's businesses in France. Also included in the 2006 expenses is $0.3 million in non-cash compensation expense related to the adoption of FAS 123R.

    FAS No. 123R: Share-Based Payment ("FAS 123R")

    The Company adopted FAS 123R on January 1, 2006 under the modified-prospective approach which requires it to recognize employee compensation cost related to its stock option grants in the 2006 financial statements for all options granted after the date of adoption as well as for any options that were granted prior to adoption but not vested. Under the modified-prospective approach, no stock option expense is reflected in the financial statements for 2005 attributable to these options. Non-cash compensation expense recognized in the financial statements during 2005 relates to the expense associated with restricted stock awards. The following table details non-cash compensation expense for the third quarter of 2006 and 2005, respectively:



(In thousands)                                   Three Months Ended
                                                    September 30,
                                               -----------------------
                                                  2006       2005(1)
                                               ----------- -----------
Direct operating expense                           $1,081        $334
SG&A                                                  420          --
Corporate                                              22          --
                                               ----------- -----------
Total share-based payments                         $1,523        $334
                                               =========== ===========

(1) Actual non-cash compensation expense recognized in the 2005 financial statements.


    Conference Call

    The Company will host a teleconference to discuss results today at 9:00 a.m. Eastern Time (in conjunction with the Clear Channel Communications conference call). The conference call number is 800-309-1245 and the pass code is 9703475. The same conference call number and pass code is being used for the Clear Channel Communications teleconference as well. Please call ten minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the Clear Channel website, located at www.clearchannel.com. A replay of the call will be available for 72 hours after the live conference call, beginning at 12:00 p.m. Eastern Time. The replay number is 888-203-1112 and the pass code is 9703475. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of thirty days.



TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc.
 and Subsidiaries - Unaudited
----------------------------------------------------------------------

(In thousands, except                   Three Months Ended
per share data)                            September 30,
                                       ---------------------
                                          2006       2005    % Change
                                       ---------- ---------- ---------
Revenue                                 $720,254   $668,003     8%
Direct operating expenses                367,620    329,688
Selling, general and administrative
 expenses                                134,637    153,162
Corporate expenses                        15,125     12,999
Depreciation and amortization            102,123     95,405
Gain (loss) on disposition of assets -
 net                                        (834)     1,043
                                       ---------- ----------
Operating Income                          99,915     77,792     28%

Interest expense                          43,599     63,672
Equity in earnings of nonconsolidated
 affiliates                                1,823      3,961
Other income (expense) - net                 467     (5,748)
                                       ---------- ----------
Income before income taxes and
 minority interest                        58,606     12,333
Income tax benefit (expense):
 Current                                 (14,376)     8,978
 Deferred                                (12,270)    (5,856)
                                       ---------- ----------
Income tax benefit (expense)             (26,646)     3,122
Minority interest income (expense),
 net of tax                                 (127)    (5,913)
                                       ---------- ----------

Net income                               $31,833     $9,542
                                       ========== ==========

Diluted net earnings per share (a)          $.09       $.03    200%
                                       ========== ==========

Weighted average shares outstanding -
 Diluted (a)                             354,256    350,000

(a) Diluted per share amount for 2005 is calculated on a pro forma basis assuming the initial public offering of 10% of the Company's stock occurred on January 1, 2005. Diluted net earnings per share for the three months ended September 30, 2005, based on actual weighted average shares outstanding of 315,000, was $.03 per diluted share.




TABLE 2 - Selected Balance Sheet
 Information
-------------------------------------------
Selected balance sheet information was:


(In millions)                               September 30, December 31,
                                                2006          2005
                                            ------------- ------------
                                             (Unaudited)    Audited
Cash                                              $104.7       $108.6
Due from Clear Channel Communications                $--         $0.1
Total Current Assets                            $1,113.8     $1,050.2
Net Property, Plant and Equipment               $2,157.4     $2,153.4
Total Assets                                    $5,222.7     $4,918.3

Due to Clear Channel Communications                $49.9          $--
Current Liabilities (excluding current
 portion of long-term debt)                       $758.3       $653.0
Long-Term Debt (including current portion
 of long-term debt)                               $183.0       $227.8
Debt with Clear Channel Communications          $2,500.0     $2,500.0
Shareholders' Equity                            $1,444.9     $1,209.4




TABLE 3 - Capital Expenditures - Unaudited
----------------------------------------------------------------------
Capital expenditures for the third quarter of 2006 and 2005 were:


(In millions)                              September 30, September 30,
                                               2006          2005
                                           ------------- -------------

Non-revenue producing                             $20.7         $19.4
Revenue producing                                  38.0          33.2
                                           ------------- -------------
  Total capital expenditures                      $58.7         $52.6
                                           ============= =============


    The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.



TABLE 4 - Total Debt - Unaudited
----------------------------------------------------------------------

At September 30, 2006, Clear Channel Outdoor had total debt of:


(In millions)                                     September 30,
                                                      2006
                                                  -------------

Bank Credit Facility                                     $30.7
Debt with Clear Channel Communications                 2,500.0
Other Debt                                               152.3
Due to Clear Channel Communications                       49.9
                                                  -------------
  Total                                                2,732.9
Cash                                                     104.7
                                                  -------------
  Net Debt                                            $2,628.2
                                                  =============


    Liquidity and Financial Position

    For the nine months ended September 30, 2006, cash flow from operating activities was $386.4 million, cash flow used by investing activities was $382.9 million, cash flow used by financing activities was $5.9 million, and the effect of exchange rate changes on cash was $1.6 million for a net decrease in cash of $4.0 million.

    Leverage, defined as total debt including the payable to Clear Channel Communications, net of cash, divided by the trailing 12-month OIBDAN, was 3.3x at September 30, 2006.

    Supplemental Disclosure Regarding Non-GAAP Financial Information

    Operating Income before Depreciation and Amortization (D&A),
Non-cash Compensation Expense and Gain (Loss) on Disposition of Assets
- Net (OIBDAN)

    The following tables set forth Clear Channel Outdoor's OIBDAN for the three months ended September 30, 2006 and 2005. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of
Operations: Minority interest, net of tax; Income tax benefit
(expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain (loss) on disposition of assets - net; and, D&A.

    The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

    The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

    Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

    In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2006 actual foreign revenues and expenses at average 2005 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

    As required by the SEC, the Company provides reconciliations below of, including (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue;
(iii) Expense excluding foreign exchange effects to expense; and (vi) OIBDAN to net income, the most directly comparable amounts reported under GAAP.



                                                    Gain
(In                                                (loss)
 thousands)                                          on
              Operating   Non-cash               disposition
               income   compensation             of assets -
                (loss)     expense       D&A         net      OIBDAN
              --------- ------------- --------- ------------ ---------

Three Months Ended September 30, 2006
-------------------------------------

Americas      $124,990        $1,173   $45,897          $--  $172,060
Intl Outdoor    (9,116)          328    56,226           --    47,438
Corporate      (15,125)           22        --           --   (15,103)
Gain (loss)
 on
 disposition
 of assets -
 net              (834)           --        --          834        --
              --------- ------------- --------- ------------ ---------
 Consolidated  $99,915        $1,523  $102,123         $834  $204,395
              ========= ============= ========= ============ =========

Three Months Ended September 30, 2005
-------------------------------------

Americas      $108,969          $222   $40,928          $--  $150,119
Intl Outdoor   (19,221)          112    54,477           --    35,368
Corporate      (12,999)           --        --           --   (12,999)
Gain (loss)
 on
 disposition
 of assets -
 net             1,043            --        --       (1,043)       --
              --------- ------------- --------- ------------ ---------
 Consolidated  $77,792          $334   $95,405      $(1,043) $172,488
              ========= ============= ========= ------------ =========




Reconciliation of Revenue excluding Foreign Exchange Effects to
 Revenue

(In thousands)                            Three Months Ended
                                             September 30,
                                          -------------------
                                            2006      2005
                                          --------- ---------

Revenue                                   $720,254  $668,003     8%
Less: Foreign exchange increase            (14,367)       --
                                          --------- ---------
Revenue excluding effects of foreign
 exchange                                 $705,887  $668,003     6%

International Outdoor Revenue             $363,870  $350,298     4%
Less: Foreign exchange increase            (13,129)       --
                                          --------- ---------
International Outdoor Revenue excluding
 effects of foreign exchange              $350,741  $350,298     0%




Reconciliation of Expense excluding Foreign Exchange Effects to
 Expense

(In thousands)                         Three Months Ended
                                          September 30,
                                      ---------------------
                                         2006       2005
                                      ---------- ----------

International Outdoor Expense          $316,760   $315,042       1%
Less: Foreign exchange increase         (11,214)        --
                                      ---------- ----------
International Outdoor Expense
 excluding effects of foreign
 exchange                              $305,546   $315,042     (3%)




Outdoor OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)                           Three Months Ended
                                            September 30,
                                         -------------------
                                           2006      2005
                                         --------- ---------

OIBDAN                                   $204,395  $172,488     18%
Less: Foreign exchange increase            (2,239)       --
                                         --------- ---------
OIBDAN excluding effects of foreign
 exchange                                $202,156  $172,488     17%




Reconciliation of OIBDAN to Net income

(In thousands)                                    Three Months Ended
                                                     September 30,
                                                 ---------------------
                                                    2006       2005
                                                 ---------- ----------

OIBDAN                                            $204,395   $172,488
Non-cash compensation expense                        1,523        334
Depreciation & amortization                        102,123     95,405
Gain (loss) on disposition of assets - net            (834)     1,043
                                                 ---------- ----------
Operating Income                                    99,915     77,792

Interest expense                                    43,599     63,672
Equity in earnings of nonconsolidated affiliates     1,823      3,961
Other income (expense) - net                           467     (5,748)
                                                 ---------- ----------
Income before income taxes and minority interest    58,606     12,333
Income tax benefit (expense):
   Current                                         (14,376)     8,978
   Deferred                                        (12,270)    (5,856)
                                                 ---------- ----------
Income tax benefit (expense)                       (26,646)     3,122
Minority interest income (expense)                    (127)    (5,913)
                                                 ---------- ----------

Net income                                         $31,833     $9,542
                                                 ========== ==========


    About Clear Channel Outdoor Holdings

    Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

    For further information contact:

    Investors - Randy Palmer, Senior Vice President of Investor
Relations at 210-832-3315 or Media - Lisa Dollinger, Chief
Communications Officer, 210-832-3474 or visit our web site at www.clearchanneloutdoor.com.

    Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

    Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Outdoor's reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company's Annual Report filed on Form 10-K for the year ended December 31, 2005. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.



    CONTACT: Clear Channel Outdoor Holdings, San Antonio
             Investors:
             Senior Vice President of Investor Relations
             Randy Palmer, 210-832-3315
             or
             Media:
             Chief Communications Officer
             Lisa Dollinger, 210-832-3474
             www.clearchanneloutdoor.com